Exhibit 99.1

Alpha Pro Tech

 L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2013

Third Quarter Revenues Increase 18.2% to $12.7 Million

Third Quarter Net Income Increases 118.6% to $.05 Per Share

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

●	For the quarter ended September 30, 2013, Building Supply segment sales increased by 41% to a record $8.2 million, compared to $5.8 million for the quarter ended September 30, 2012.
●

For the quarter ended September 30, 2013, net income increased 118.6% to $905,000, compared to $414,000 for the 2012 third quarter. Net income as a percentage of sales for the third quarter of 2013 was 7.1%, compared to 3.9% for the third quarter of 2012.

●	Cash increased to $7.7 million as of September 30, 2013, from $4.6 million as of December 31, 2012.

Nogales, Arizona – November 5, 2013 – Alpha Pro Tech, Ltd. (NYSE MKT: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and nine months ended September 30, 2013.

Consolidated sales for the 2013 third quarter increased 18.2% to $12.7 million from $10.7 million for the comparable quarter of 2012. Building Supply segment sales for the three months ended September 30, 2013 increased by 41% to a record $8.2 million, compared to $5.8 million for the same period of 2012. The sales mix of the Building Supply segment for the three months ended September 30, 2013 was 66% for synthetic roof underlayment, 30% for housewrap and 4% for other woven material. This compared to 66% for synthetic roof underlayment and 34% for housewrap for the third quarter of 2012. Sales for the Disposable Protective Apparel segment for the three months ended September 30, 2013 decreased 11.7% to $3.3 million, compared to $3.8 million for the same period of 2012. Infection Control segment sales for the three months ended September 30, 2013 remained flat at $1.1 million as compared to the same period of 2012. Mask sales were up by 0.8% to $773,000, and shield sales were down by 1.4% to $345,000, both as compared to the same period of 2012.

Al Millar, President of Alpha Pro Tech, commented, “We again delivered record revenues for our Building Supply segment in the third quarter of 2013, as we did in the second quarter of 2013. The increase was primarily due to 40.7% increase in sales of REX™ SynFelt synthetic roof underlayment, a 24.6% increase in sales of REX™ Wrap housewrap and an increase in other woven material sales. The other woven material sales have been insignificant in the past and should continue but will be a small percentage of the segment sales. Synthetic roof underlayment sales were positively affected by pent up demand in relation to an extended and harsher than normal winter that affected construction activity earlier this year in many of the markets where our products are used. The increased revenues positively leveraged our infrastructure, which decreased our expenses as a percentage of sales and generated triple digit increases in our operating and net income for the third quarter of 2013 compared to the same period a year ago.”

Consolidated sales for the nine months ended September 30, 2013 increased 6.7% to $33.3 million from $31.2 million for the comparable period of 2012. This increase consisted of increased sales in the Building Supply and Infection Control segments, partially offset by decreased sales in the Disposable Protective Apparel segment.

Building Supply segment sales for the nine months ended September 30, 2013 increased 14.4% to $20.5 million, compared to $17.9 million for the same period of 2012. The sales mix of the Building Supply segment for the nine months ended September 30, 2013 was 62% for synthetic roof underlayment, 34% for housewrap and 4% for other woven material sales. This compared to 68% for synthetic roof underlayment and 32% for housewrap for the same period of 2012. Sales for the Disposable Protective Apparel segment for the nine months ended September 30, 2013 decreased 5.6% to $9.6 million, compared to $10.2 million for the same period of 2012. Infection Control segment sales for the nine months ended September 30, 2013 increased by 2.5% to $3.2 million, compared to $3.1 million for the same period of 2012. Mask sales were up by 8.5% to $2.3 million, and shield sales were down by 9.3% to $961,000, both as compared to the same period of 2012.

Gross profit for the three months ended September 30, 2013 increased by 20.6% to $4.6 million, or 36.1% gross profit margin, compared to $3.8 million, or 35.4% gross profit margin, for the same period of 2012. Gross profit for the nine months ended September 30, 2013 increased 11.1% to $12.3 million, or 36.9% gross profit margin, compared to $11.1 million, or 35.5% gross profit margin, for the same period of 2012. The gross profit margin for the three and nine months was positively affected by an increase in the Building Supply segment margin.

Selling, general and administrative expenses increased by 3.7% to $3.2 million for the third quarter of 2013 from $3.1 million for the same quarter of 2012. As a percentage of net sales, selling, general and administrative expenses decreased to 25.1% for the three months ended September 30, 2013 from 28.6% for the same period of 2012.

Selling, general and administrative expenses for the nine months ended September 30, 2013 increased by 3.5% to $9.9 million from $9.6 million for the same period of 2012. As a percentage of net sales, selling, general and administrative expenses decreased to 29.7% for the nine months ended September 30, 2013 from 30.6% for the same period of 2012.

Net income increased by 118.6% for the three months ended September 30, 2013 to $905,000, compared to $414,000 for the three months ended September 30, 2012. Net income as a percentage of net sales for the three months ended September 30, 2013 and 2012 was 7.1% and 3.9%, respectively. Both basic and diluted net income per common share for the three months ended September 30, 2013 and 2012 were $0.05 and $0.02, respectively.

Net income increased by 62.4% to $1.4 million for the nine months ended September 30, 2013, compared to $859,000 for the comparable prior year period. Net income as a percentage of net sales for the nine months ended September 30, 2013 and 2012 was 4.2% and 2.8%, respectively. Both basic and diluted net income per common share for the nine months ended September 30, 2013 and 2012 were $0.07 and $0.04, respectively.

The consolidated balance sheet remained strong with a current ratio of 25:1 as of September 30, 2013, compared to 19:1 as of December 31, 2012. The Company completed the third quarter of 2013 with working capital of $29.8 million.

Cash and cash equivalents increased by 69.3%, or $3.1 million, to $7.7 million as of September 30, 2013, compared to $4.6 million as of December 31, 2012.

Inventory decreased by $3.5 million, or 20.5%, to $13.6 million as of September 30, 2013 from $17.2 million as of December 31, 2012. The decrease was primarily due to a decrease for the Building Supply segment inventory of $3.0 million, or 37.3%, to $5.0 million, a decrease for the Disposable Protective Apparel segment inventory of $470,000, or 8.5%, to $5.1 million and a decrease for the Infection Control segment inventory of $77,000, or 2.1%, to $3.6 million.

Lloyd Hoffman, the Company’s Chief Financial Officer commented, “As of September 30, 2013, we had $2,306,000 available for additional stock purchases under our stock repurchase program. For the nine months ended September 30, 2013, we repurchased 1,543,250 shares of common stock at a cost of $2,422,000. As of September 30, 2013, we had repurchased a total of 10,136,878 shares of common stock at a cost of $13,214,000 through our repurchase program. We retire all stock upon its repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that cash generated from operations, current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Tables follow

Condensed Consolidated Balance Sheets (unaudited)

	September 30,	December 31,
	2013	2012 (1)
Assets
Current assets:
Cash and cash equivalents	$7,709,000	$4,554,000
Marketable securities	867,000	293,000
Accounts receivable, net of allowance for doubtful accounts of $112,000
and $74,000 as of September 30, 2013 and December 31, 2012, respectively	5,935,000	6,350,000
Inventories	13,641,000	17,164,000
Prepaid expenses	2,349,000	2,299,000
Deferred income tax assets	575,000	554,000
Total current assets	31,076,000	31,214,000

Property and equipment, net	3,186,000	3,419,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	97,000	113,000
Equity investments in and advances to unconsolidated affiliate	2,670,000	2,498,000
Total assets	$37,084,000	$37,299,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$326,000	$860,000
Accrued liabilities	905,000	793,000
Total current liabilities	1,231,000	1,653,000

Deferred income tax liabilities	1,035,000	813,000
Total liabilities	2,266,000	2,466,000

Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized;
18,921,209 and 20,044,457 shares outstanding as of September 30, 2013
and December 31, 2012, respectively	189,000	200,000
Additional paid-in capital	19,158,000	20,915,000
Accumulated other comprehensive income	382,000	24,000
Retained earnings	15,089,000	13,694,000
Total shareholders' equity	34,818,000	34,833,000
Total liabilities and shareholders' equity	$37,084,000	$37,299,000

(1)	The condensed consolidated balance sheet as of December 31, 2012 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Income Statements (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net sales	$12,692,000	$10,740,000	$33,298,000	$31,210,000
Cost of goods sold, excluding depreciation and amortization	8,113,000	6,942,000	20,999,000	20,135,000
Gross profit	4,579,000	3,798,000	12,299,000	11,075,000

Operating expenses:
Selling, general and administrative	3,190,000	3,076,000	9,885,000	9,550,000
Depreciation and amortization	178,000	166,000	534,000	591,000
Total operating expenses	3,368,000	3,242,000	10,419,000	10,141,000

Income from operations	1,211,000	556,000	1,880,000	934,000
Other income (expense):
Equity in income of unconsolidated affiliate	101,000	84,000	172,000	402,000
Interest income (expense)	1,000	(2,000)	3,000	7,000
Total other income	102,000	82,000	175,000	409,000

Income before provision for income taxes	1,313,000	638,000	2,055,000	1,343,000

Provision for income taxes	408,000	224,000	660,000	484,000

Net income	$905,000	$414,000	$1,395,000	$859,000

Basic earnings per common share	$0.05	$0.02	$0.07	$0.04

Diluted earnings per common share	$0.05	$0.02	$0.07	$0.04

Basic weighted average common shares outstanding	19,008,660	20,674,335	19,326,491	20,839,266

Diluted weighted average common shares outstanding	19,009,656	20,674,335	19,326,491	20,839,266

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